Exhibit 10.70

Employment Agreement

(hereinafter referred to as ,,Agreement“

between

Discovery Technologies Ltd.
Gewerbestrasse 16
4123 Allschwil

(hereinafter referred to als ,,DTL“)

and

Urs Regenass, Ph.D.
Muehlerain 14
4107 Ettingen

(hereinafter referred to as ,,Employee“)

WHEREAS, DTL and Discovery Partners International (hereinafter referred to as DPI), the 100% shareholder of DTL, desire to enter into an employement agreement with Dr. Urs Regenass;

WHEREAS, Dr. Urs Regenass desires to become an employee of DTL;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth, the parties conclude the following Agreement:

1.         Employement

DTL hereby employs the Employee as Chief Operating Officer (COO) of DTL and Vice President Biology of DPI. The rights and duties are defined in a separate document, which shall be an integral part of this Agreement but this document shall also be subject to modifications as mutually considered necessary. The Employee is a member of the management team of DPI.

The Employee shall legally be an employee of DTL, be globally responsible as COO for DTL matters and have at the same time global responsibility for biology matters related to the drug discovery activities of the whole DPI Group.

2.         Duration/Termination

After duly signed by the parties the Agreement shall become effective upon assuming the active employment by the Employee with DTL/DPI, but not later than June 30, 2001, and shall be valid for a definite period of two (2) years. Six months before the ending of the period of the two years, the parties inform each other if they are prepared to continue the Agreement.

Upon mutual agreement of both parties the Agreement shall be automatically extended for an indefinite period until terminated by either party thereto giving, by registered letter, six months notice at the end of each month.

3.         Working Hours/Compensation for Overtime

The Employe shall work 100% of the normal working hours which are for a full time position 40 hours a week. The Employee shall devote as much time, attention and abilitiy as is reasonable to fulfill his duties.

Besides the normal vaccation mentioned in the Employment Policies (Arbeitsreglement) the Employee is entitled to have five days extra for overtime work. Any compensation for overtime is deemed to be compensated by granting these extra days for overtime work and therefore, the Employee is not entitled to additional compensation for overtime.

4.         Salary

The gross yearly salary will correspond to a fixed amount of CHF 200‘000 (in words: two hundred thousand Swiss Francs) plus an incentive bonus of 20% or CHF 50’000 (in words: fifty thousand Swiss Francs) guaranteed for the first 12 months. After these first 12 months this amount of CHF 50‘000 is considered dependent upon reaching the performance objectives as mutually agreed for each business year, which is identical with the calendar year.

The total salary for the first period of 12 months shall be payable in 13 equal installments of gross CHF 19‘231. The Employee’s contribution to the Swiss social security scheme as prescribed by Swiss law and according to the ,,Arbeitsreglement” and his contribution to the collective health insurance (Krankentaggeldversicherung) will be deducted from his salary.

The salary can be adjusted by DTL (and/or DPI acting through DTL) as per 1st January every year taking into consideration DTL’s financial situation, any general price increase, the situation on the labor market and the individual performance and function of the Employee. The salary can be adjusted for the first time as per January 1, 2002.

At the end of or during the year DTL (or DPI acting through DTL) may pay a discretionary bonus. However, previous bonus payments do not set a precedent. The payment and the amount of this bonus will always remain at the sole and absolute discretion of DTL/DPI.

5.         Other Benefits

In addition to the salary as defined in Article 4 the Employee is entitled to the following benefits:

•             DTL will undertake to pay the Employee the difference of the amount for the Kinderzulage ( children allowance) paid by the previous employer and the amount paid by DTL to all its employees under its obligations by cantonal law.

•             DTL undertakes to match retirement coverage with the one granted by the previous employer of the Employee. To this purpose DTL undertakes to cover the difference of costs between the overall contributions paid by the Employee under the contract with his previous employer and the overall costs for the contract with DTL.

•             Car allowance: CHF 800 monthly.

•             DTL will pay the premium for a death by accident insurance in the amount of CHF 2 million (two million Swiss Francs). In the case of death by accident of the Employee 50% of this sum shall be made available to the family of the Employee and the other 50% will be available to DTL.

•             DPI management will recommend to the Board of Directors that - upon this Agreement becoming effective - the employee be granted options on 50’000 shares of DPI stock at the trading price of the day starting the employement. DPI, acting through DTL, may at its only and full discretion grant additional stock options at any time later.

6.         Non Disclosure of Information

a)   The Employee agrees that he will not (except in the performance of his duties as COO of DTL and Vice President Biology of DPI) at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles or other reproductions or recording of any reports, studies, memoranda, correspondence, summaries thereof, or other written, printed or otherwise recorded materials, , including but not limited to any magnetically recorded computer programs of data, of any kind whatsoever belonging to or in the possession of DTL, DPI or customers of DTL and DPI. The Employeee shall have no right, title or interest in or to any such material, and he agrees that (except in the performance of his duties as COO of DTL and Vice President Biology of DPI) he will not, without DTL’s and DPI’s (acting through DTL) prior written consent, remove any such material from the premises of DTL, and that he will surrender all such materials to DTL (those relating to DTL and DPI) immediately upon the termination of his employement with DTL and DPI (acting through DTL) or at any time prior thereto upon the request of DTL and DPI (acting through DTL); provided however, that the foregoing does not apply to any such material not unique to DTL and DPI and the customers of DTL and DPI or that is otherwise available to the public other than as a result of his breach of this Agreement.

b)   The Employee convenants and agrees, without any limitation as to time, other than for purposes of carrying out DTL’s and DPI’s duties in furtherance of this Agreement with the customers, that:

•             All information obtained by him during the course of performing services for DTL and DPI pursuant to the agreements between DTL (and DPI acting through DTL) and the customers of DTL and DPI shall be kept strictly confidential and he will not anywhere use for himself, or divulge any confidential or proprietary information with respect to DTL and DPI or any customer, including, but limited to, their businesses, operations, equipments and products, to any person, firm, corporation, association or any other entity for any reason whatsoever,

•             He shall not furnish to or use for the benefit of any person, firm, corporation, association or any other entity any equipment or material or make use of any pursuant information received or developed through any existing and future agreements between DTL or DPI and its customers.

7.         Other Professional Activities

The Employee is not allowed to pursue any professional activities for his own personal benefit or on account of a third party, unless he has received the prior formal consent of DTL and DPI (acting through DTL).

DTL and DPI (acting through DTL) are interested in the Employee’s activities in scientific associations, including teaching at academic institutions, e.g. the University of Basel, Switzerland, as far as these acitivities are in line with the duties of the Employee as COO of DTL and Vice President Biology of DPI and as far as they are contributing to maintain and further the Employee’s reputation as a leading scientist and manager in the fields of modern biology and drug discovery.

8.         Covenant Against Competition

a)   Upon termination of this Agreement the Employee will abstain from entering into competition with DTL and DPI for a period of one (1) year. This non-compete clause is valid worldwide except in those jurisdictions where it cannot be enforced. The Employee will not perform work as an employee, an independent consultant or contractor for a company engaged in the same fields as DTL and DPI nor shall he have share interests in private companies working in those fields. A customer of DPI/DTL is not considered a competitor.

b)   In case of violation of the above provision, the Employee shall pay DTL a fixed penalty equaling the last six (6) months wages (inclusive 13th monthly installment and bonus payments) for each infringement. Notwithstanding payment of the penalty, DTL and DPI (acting through DTL) reserve the right to claim compensation for losses or damages, provided that such losses or damages exceed the amount of the penalty. Further, DTL and DPI (acting through DTL) expressly reserve the right to demand that the infringing activitiy be terminated immediately.

c)   The Covenant against Competition lapses according to Article 340c paragraph 2 of the Swiss Code of Obligations if DTL terminates the Agreement without a valid reason. However, in the event DTL terminates the Agreement or the Employee terminates the Agreement for a valid reason for which DTL or DPI are responsible, the Covenant against Competition will continue throughout any time period that DTL is obliged to continue paying the Employee.

9.         Miscellaneous

The Employement Policies (Arbeitsreglement) of DTL are made a part of this Agreement.

10.  Governing Law

This Employement Contract will be governed and construed in accordance with Swiss Employment Law. Venue shall be Arlesheim.

Allschwill, 20 January 2001	Ettingen, 20.1.2001
Place and Date	Place and Date

Discovery Technologies Ltd. (Employer)	Employee

/s/ Henri Zinsli	/s/ Urs Regenass
Dr. Henri Zinsli, CEO	Dr. Urs Regenass

/s/ Riccardo Pigliucci
Riccardo Pigliucci, Board Member of DTL and Chairman, President and CEO of DPI